Exhibit 2.1

EXHIBIT TO AMENDMENT TO ASSET PURCHASE AGREEMENT OR OVERBID TO ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of October 30, 2013, is made by and between 22nd Century Group, Inc., a corporation organized and existing under the laws of the State of Nevada with its principal office located at 9530 Main Street, Clarence, NY 14031 (“Buyer”), and Todd A. Robinson, not individually, but as Trustee in the Chapter 7 bankruptcy case of PTM Technologies, Inc., which is a corporation organized under the laws of the State of North Carolina (“Seller”).

RECITALS:

WHEREAS, property of the bankruptcy estate of PTM Technologies, Inc. (“PTM”) includes all of PTM’s and Seller’s interests in that certain equipment described in this Agreement to be acquired by Buyer; and

WHEREAS, PTM filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of North Carolina (Case No. 10-50980) on May 26,2010. The case was converted to a case under Chapter 7 by Order filed August 26, 2013. Todd A. Robinson was elected as permanent Trustee in this case as set forth by the Bankruptcy Administrator’s Report of Undisputed Trustee Election, filed September 17, 2013. Todd A. Robinson qualified as Chapter 7 Trustee by filing his Trustee’s Bond on September 20,2010, and the Court entered an Order appointing Todd A. Robinson as Trustee in the Seller’s case on September 26,2013. Todd A. Robinson, Trustee, has the full power to enter into this Agreement and transfer property of PTM’s bankruptcy estate, subject to approval of the Bankruptcy Court; and

WHEREAS, it is intended that this sale be a section 363 sale under the Bankruptcy Code and that Buyer is to purchase the property described below free and clear of all liens and encumbrances of any party whatsoever;

WITNESSETH:

NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement, the following words and phrases have the following meanings, respectively:

“Assets" shall mean all of PTM’s and Seller’s interests in the equipment and other assets which are listed upon Exhibit AA attached hereto and made a part hereof by this reference. The parties acknowledge that Feeder #1 and Feeder #2 have been deleted from Exhibit AA.

“Bankruptcy Court” means the United States Bankruptcy Court for the Middle District of North Carolina.

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“Closing” or “Closing Date” as defined in Section 7.1.

“Governmental Authority" means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Sale Approval Order” means an order of the Bankruptcy Court approving this Agreement which order will include a specific finding and conclusion of law that Buyer is a good faith purchaser of the Assets within the meaning of Section 363(m) of the Bankruptcy Code, will state that the sale of the Assets to Buyer shall be free and clear of any and all liens, security interests, and encumbrances (“Liens”), and that performance by Seller of its obligations under this Agreement and the other agreements referenced herein is pursuant to Section 363 of the Bankruptcy Code.

ARTICLE II - SALE AND TRANSFER OF PROPERTY

Section 2.1 Purchase of Assets. At Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, and deliver to Buyer all of PTM’s and the Seller’s interests in the Assets, free and clear of any and all Liens except those identified in this Agreement. Buyer acknowledges that repair equipment in the machine shop is not part of the Assets to the extent that such repair equipment is owned by affiliated companies such as Renegade or ABI rather than PTM. Buyer has inspected the Assets at PTM’s former premises and acknowledges that all such Assets are presently located at the Farmington Drive premises. Seller shall sell, transfer, assign, and deliver to Buyer all of PTM’s and the Seller’s interests in the Assets upon an “as is, where is” basis with no express or implied warranty of any kind, and all warranties of every kind are expressly disclaimed and made inapplicable to the sale.

Section 2.2 Payment of Purchase Price. The aggregate Purchase Price shall be Three Million Seventy Thousand Dollars ($3,070,000.00). Such aggregate Purchase Price shall be paid as follows:

a.         Buyer shall pay as a deposit toward the Purchase Price, One Million and 00/100 Dollars ($1,000,000.00) within two (2) business days following the execution of this Agreement and Seller’s filing of his motion to approve the sale (“Earnest Money Deposit”). The Earnest Money Deposit shall be paid to Seller for deposit into a non interest bearing account to be held in escrow by Seller. The Earnest Money Deposit shall be refundable to Buyer or paid to Seller in accordance with the terms of this Agreement.

b.         Buyer shall pay the remainder of the Purchase Price, such remainder being Two Million Seventy Thousand Dollars ($2,070,000.00), at Closing in cash or by wire transfer.

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Section 23. Proration of Personal Property Taxes. Any personal property ad valorem taxes and assessments on the Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated between Buyer and Seller as of the Closing Date. All such prorations shall be allocated so that items relating to time periods ending on the Closing Date shall be allocated to Seller based upon the number of days in the period prior to and including the Closing Date and items related to time periods beginning after the Closing Date shall be allocated to Buyer based on the number of days in the period after the Closing Date. The amount of all such prorations shall be settled and paid on the Closing Date, provided that final payments with respect to prorations that are not able to be calculated on the Closing Date shall be calculated and paid as soon as practicable thereafter.

ARTICLE III - OTHER AGREEMENTS

Section 3.1 Bankruptcy Court Approval and Notice. Buyer and Seller agree to use their best efforts to obtain Bankruptcy Court approval of this Agreement, and if such approval is obtained, to close on such transactions as expeditiously thereafter as possible. The obligations of Seller and Buyer under this Agreement shall be conditioned upon receipt of such Bankruptcy Court approval. If this agreement and the proposed sale of the Assets are not approved by the United States Bankruptcy Court, then Buyer does not have an obligation to purchase and Seller does not have an obligation to sell the Assets as provided by the Agreement. As a condition of Buyer’s obligation to close its purchase under this Agreement, the Sale Approval Order must include a finding that Buyer is a “Good Faith” purchaser satisfying the requirements of 11 U.S.C.§ 363 (m) so that Buyer can close its purchase of the Assets immediately without further delay, even should the Sale Approval Order be appealed.

Section 3.2 Overbidding. The proposed sale being subject to Bankruptcy Court approval, therefore the proposed private sale is subject to overbidding by other parties. The motion to approve this Agreement (“Sale Motion”) shall contain Seller’s requests to the Court that (i) any successful bid competing with this Agreement must exceed the Buyer’s commitments by at least $100,000.00, and that (ii) any competing offeror must deposit with the Trustee a $1,000,000.00 deposit at least seven days before the hearing on the Sale Motion, and that (iii) any competing offeror must commit to substantially all other terms and provisions set forth in this Agreement, and that (iv) the Court allow any further competitive bidding to be undertaken on the date of the hearing on the Sale Motion by Buyer and any competing offerors who satisfy these requirements.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, warrants, and agrees as follows, which representations and warranties are true as of the date hereof and shall be true at Closing and shall survive Closing:

Section 4.1 Status. PTM Technologies, Inc. is a corporation duly organized and validly existing under the laws of the State of North Carolina.

Section 4.2 Authorization of Agreement. The Seller has all of the power and authority to make, execute, deliver, and perform this Agreement and the transactions contemplated hereby, subject to approval by the Bankruptcy Court. Subject thereto, this Agreement constitutes a valid and binding agreement enforceable against Seller in accordance with its terms.

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ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants, and agrees as follows:

Section 5.1 Status. Buyer is a corporation duly organized, and validly existing under the laws of the State of Nevada.

Section 5.2 Authorization of Agreement. Buyer has the power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby, and this Agreement has been duly authorized and approved by all required action. This Agreement constitutes a valid and binding agreement enforceable against Buyer in accordance with its terms, except to the extent limited by bankruptcy, insolvency or moratorium laws or equitable remedies.

Section 5.3 Financial Ability. Buyer has the financial ability to pay the Purchase Price in accordance with the terms and conditions of this Agreement, and Buyer’s obligations hereunder are not dependent or conditional upon obtaining financing from any third party.

ARTICLE VI - CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

Section 6.1 Buyer’s Closing Conditions. All obligations of Buyer that are to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

a.         All of the representations and warranties made by Seller contained in Article IV of this Agreement are true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, and are true and correct at and as of the Closing Date in all material respects;

b.         Seller has performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

c.         The Bankruptcy Court shall have entered the Sale Approval Order consistent with this Agreement, expressly making Section 363(m) of the Bankruptcy Code applicable to this Agreement, and which is otherwise in procedure, form, and substance reasonably satisfactory to Buyer, and the Sale Approval Order shall not have been stayed, modified, terminated, vacated or rescinded as of the Closing; and

d.         No material damage, destruction, or confiscation or condemnation shall have occurred to the Assets (unless repaired, replaced or restored to the reasonable satisfaction of Buyer before the Closing).

Section 6.2 Seller’s Closing Conditions. All obligations of Seller that are to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

a.         All of the representations and warranties made by Buyer contained in Article V of this Agreement are true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, and are true and correct at and as of the Closing Date in all material respects;

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b.       All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects;

c.       No action or proceeding shall be pending by or before any Governmental Authority which has been instigated by a party other than Seller or an affiliate of Seller and which seeks to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement;

d.       The Bankruptcy Court shall have entered the Sale Approval Order, and it shall not have been modified, terminated, vacated or rescinded or be stayed as of the Closing; and

e.       Buyer has paid or is prepared to pay the Purchase Price due at Closing in immediately available funds and to make all deliveries contemplated by Article II above.

ARTICLE VII - CLOSING

Section 7.1 Place and Date of Closing. Consummation of the sale and purchase provided for herein (“Closing”) shall take place as soon as possible after entry of the Sale Approval Order (the “Closing Date”) at the offices of Hill Evans Jordan & Beatty, PLLC, in Greensboro, NC.

Section 7.2 Closing Costs - Settlement Obligations of the Parties. Each party shall pay their own legal fees.

Section 7.3 Delivery by Seller. At the Closing, Seller shall deliver to Buyer all in form and content reasonably acceptable to Buyer:

a.         a bill of sale as shall be effective to transfer all of PTM’s and Seller’s interests in and to the Assets, all as provided in this Agreement;

b.         titles to any vehicles;

c.         the Sale Approval Order from the Bankruptcy Court;

d.         any further documents and instruments of transfer reasonably requested by Buyer for the purpose of transferring and conveying to Buyer all property and rights to be transferred by this Agreement.

Section 7.4 Delivery by Buyer. At the Closing, Buyer shall deliver:

a.         the Purchase Price and the deliveries contemplated by Article II above, including Buyer’s acknowledgement that the Earnest Money Deposit is released from escrow for credit against the Purchase Price;

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b.         any other documents reasonably requested by Seller or necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII —TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

a.         by mutual written consent of Buyer and Seller;

b.         by either Seller or Buyer, if the Bankruptcy Court approves a sale, transfer or other disposition by Seller of all or substantially all of the Assets to another party;

c.          by Buyer or Seller, if the Closing shall not have occurred on or prior to January 31,2014, provided that the right to terminate this Agreement under this Section shall not be available to a party who is then in material breach of this Agreement; and further provided that Seller shall file his Sale Motion as soon as possible after the execution of this Agreement so that the parties can seek to have a hearing upon the Sale Motion on November 26, 2013 subject to the convenience of the Court; or

d.         by Seller, if Buyer does not pay the Earnest Money Deposit as provided in Section 2.2 a.

Section 8.2 Effect of Termination. Each party’s right of termination is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. Upon termination for any reason other than an alleged breach of this Agreement by Buyer, the Earnest Money Deposit shall be immediately released from escrow to Buyer.

ARTICLE IX - MISCELLANEOUS

Section 9.1 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective trustees, successors, and assigns.

Section 9.2 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, all of which taken together shall constitute one instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic means shall be deemed to be their original signatures for all purposes.

Section 9.3 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of North Carolina. Buyer and Seller agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes and other matters relating to the interpretation and enforcement of this Agreement and any other ancillary document executed pursuant hereto.

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Section 9.4 Entire Agreement; Waiver. This Agreement, including the other documents referred to herein and supplementing documents delivered herewith which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect thereto. This Agreement may not be changed orally but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. No failure or delay in enforcing any covenant or condition of this Agreement against a breach thereof shall be construed as a waiver of the covenant or condition, either in the particular instance or in the future.

Section 9.5 Brokers' Commission. Each party hereto will indemnify and hold harmless each other party from any commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the indemnifying party to bring about, or to represent it in, the transactions contemplated hereby.

Section 9.6 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be given by hand delivery, certified or registered U.S. mail or a private courier service which provides evidence of receipt as part of its service, as follows:

If to Buyer:	22nd Century Group, Inc.
Attention: Joseph Pandolfino
9530 Main Street
Clarence, NY 14031

With a copy to:	William F. Savino
The Avant Building
Suite 1200
200 Delaware Avenue
Buffalo, NY 14202-2150

If to Seller:	PTM Technologies, Inc.
Todd A. Robinson, Chapter 7 Bankruptcy Trustee
2626 Glenwood Avenue
Suite 483
Raleigh, NC 27608

With a copy to:	Everett B. Saslow, Jr.
301 North Elm Street, Suite 700
Greensboro, NC 27401

Any party may change the address number to which notices hereunder are to be sent to it by giving written notice of such change as herein provided. Any notice given hereunder shall be deemed given on the date of hand delivery, deposit with the U.S. Postal Service or delivery to a courier service, as appropriate.

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Section 9.7 Severability. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

Section 9.8 Expenses. Each party shall pay its own costs and expenses, including accounting, banking and the fees and disbursements of their respective counsel, in connection with the negotiation, preparation and execution of this Agreement and completion of the transactions contemplated hereby whether or not the transaction is completed.

Section 9.9 Default. In the event that a party to this Agreement defaults in the performance of any of the terms or obligations imposed upon such party by this Agreement or the transactions contemplated hereby, the non-defaulting party may institute legal proceeding to enforce the provisions of this Agreement. In such instance, in addition to any other remedy, the defaulting party shall be responsible for the reasonable attorneys' fees incurred by the non-defaulting party in pursuing such action. The parties retain all rights at law and in equity to enforce the provisions of this Agreement in accordance with applicable law.

Section 9.10 Assignment, No Third Party Beneficiaries. This Agreement will not be assigned by operation of law or otherwise, except that Buyer may assign all or any portion of its rights under this Agreement to any wholly owned subsidiary or affiliated entity, but no such assignment will relieve Buyer of its obligations hereunder. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and are not intended to, and shall not, confer third-party beneficiary rights upon any other person.

IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

PTM Technologies. Inc

By	/s/ Todd A. Robinson
Todd A. Robinson, Trustee

22nd Century Group, Inc.

By	/s/ Joseph Pandolfino
Its	CEO

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